Exhibit 3.1

Execution Version

AMENDMENT NO. 6 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS, L.P.

February 19, 2014

This Amendment No. 6 (this “Amendment No. 6”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012, Amendment No. 3 thereto dated as of April 15, 2013, Amendment No. 4 thereto dated as of April 30, 2013 and Amendment No. 5 thereto dated as of October 31, 2013 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of February 19, 2014 by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect;

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Unitholders in any material respect; and

WHEREAS, pursuant to Section 6.1(a)(iv) of the Fourth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Energy Transfer Partners, L.L.C., the general partner of the General Partner (“GP LLC”), Energy Transfer Equity, L.P. (“ETE”), as the sole member of GP LLC, has the exclusive authority to determine whether to amend, modify or waive any rights relating to the assets of the GP LLC or the General Partner (including the decision to amend or forego distributions in respect of the Incentive Distribution Rights) as contemplated by Section 1(b) of this Amendment No. 6 and Section 6.1(a)(iii)(9) of the LLC Agreement requires ETE to approve any amendment to the Partnership Agreement, and ETE has consented in writing to such amendment;

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments. Section 6.4 is hereby amended by adding a new subsection (e) to such Section:

“(e) Notwithstanding anything to the contrary in Section 6.4(a), and without limiting the provisions of Subsections 6.4(b), 6.4(c) and 6.4(d), (i) for a period of eight consecutive Quarters commencing with the Quarter commencing on January 1, 2016, aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be reduced by $12.50 million per Quarter, (ii) for a period of four consecutive Quarters commencing with the Quarter commencing on January 1, 2018, aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be reduced by $11.25 million per Quarter and (iii) for a period of four consecutive Quarters commencing with the Quarter commencing on January 1, 2019, aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be reduced by $8.75 million per Quarter.”

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Martin Salinas, Jr.
Name:	Martin Salinas, Jr.
Title:	Chief Financial Officer

[Signature Page to Amendment No. 6 to ETP Partnership Agreement]